[Letterhead of Hunton & Williams LLP]


                                                                    Exhibit 5(a)


September 15, 2003


Oncor Electric Delivery Company
500 N. Akard Street
Dallas, Texas 75201


Ladies and Gentlemen:

Reference is made to the proposed exchange (Exchange Offer) by Oncor Electric Delivery Company, a Texas corporation (Company), of any and all of the Company's outstanding 6.375% Senior Secured Notes due 2015 (Old 2015 Notes) for an equal principal amount of the Company's 6.375% Exchange Senior Secured Notes due 2015 (New 2015 Notes) and any and all of the Company's outstanding 7.250% Senior Secured Notes due 2033 (Old 2033 Notes and together with the Old 2015 Notes, the Old Notes) for an equal principal amount of the Company's 7.250% Exchange Senior Secured Notes due 2033 (New 2033 Notes and, together with the New 2015 Notes, the New Notes), all as contemplated in the amendment to the registration statement on Form S-4 (Registration Statement) to be filed by the Company, on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     2. In relation to the Exchange Offer, the New Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, fraudulent transfer, moratorium and other laws affecting the rights and remedies of creditors and mortgagees generally and general principles of equity, when the Exchange Offer is consummated in the manner described in the Registration Statement.

This opinion is limited to the laws of the State of Texas, the federal laws of the United States of America and, to the extent set forth herein, the laws of the State of New York. As to all matters of New York law, we have, with your consent, relied upon an opinion of even date herewith addressed to you by Thelen Reid & Priest LLP, New York, New York, counsel for the Company, which is being filed as an exhibit to the Registration Statement.

We hereby consent to the use of our name in the aforementioned Registration Statement and to the use of this opinion as an exhibit thereto.


Very truly yours,

/s/ HUNTON & WILLIAMS LLP


                                       2